Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Stephanie Johnston

O-I Corporate Communications

(567) 336-7199

StephanieJohnston@o-i.com

Owens-Illinois, Inc. Issues Statement Regarding Favorable Asbestos Ruling

Judge vacates prior jury verdict against O-I

PERRYSBURG, Ohio (September 4, 2012) — Owens-Illinois, Inc. (NYSE: OI) today issued the following statement concerning a favorable ruling handed down last Friday by a McLean County, Illinois, judge regarding a verdict issued on March 11, 2011, in an asbestos case.

“On August 31, 2012, a McLean County, Illinois, trial judge granted Owens-Illinois’ motion to vacate O-I’s portion of a nearly $90 million 2011 jury verdict in a case involving allegations that Owens-Illinois and other companies participated in a conspiracy to conceal or misrepresent information about the health risks associated with asbestos exposure. The McLean County trial judge entered judgment in O-I’s favor, a judgment that is subject to appeal. Of the damages vacated by this ruling, $9.6 million in compensatory damages had been assessed against all defendants and $40 million in punitive damages had been assessed against Owens-Illinois.

Owens-Illinois is pleased with this ruling. The ruling is consistent with O-I’s position that it did not conspire with anyone concerning asbestos health hazards. It also is consistent with a prior Illinois Supreme Court decision that granted Owens-Illinois judgment in a similar case. Owens-Illinois did not change its financial outlook after the 2011 jury verdict, and does not anticipate any change to its 2012 financial outlook as a result of this ruling.”

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About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $7.4 billion in 2011, the Company is headquartered in Perrysburg, Ohio, USA, and employs more than 24,000 people at 81 plants in 21 countries. O-I delivers safe, effective and sustainable glass packaging solutions to a growing global marketplace. For more information, visit www.o-i.com.